                            SYMBOL TECHNOLOGIES, INC.

                                ONE SYMBOL PLAZA
                         HOLTSVILLE, NEW YORK 11742-1300

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 6, 2002

                              ---------------------


     To our shareholders:

     The Annual Meeting of Shareholders of Symbol Technologies, Inc. will be held at 10:00 A.M., local time, on May 6, 2002 at Symbol Technologies, Inc., World Headquarters, One Symbol Plaza, Holtsville, NY. At the meeting, shareholders will be asked to vote on the following proposals:

     Proposal 1.  To elect six directors of Symbol. Each director will serve until their successors are elected at the next Annual Meeting of Shareholders;

     Proposal 2.  To vote upon a proposal to adopt the 2002 Directors' Stock
                  Option Plan;

     Proposal 3.  To amend the 1997 Employee Stock Purchase Plan to increase the authorized number of shares that may be issued by 3,000,000 to a total of 4,898,438;

     Proposal 4.  To ratify the appointment of independent auditors for 2002;

     Proposal 5.  To transact any other business that is properly brought before the meeting.

     Shareholders of record at the close of business on March 11, 2002 are entitled to receive this notice and to vote at the meeting.

     You may vote your shares by completing and returning the enclosed proxy card or by telephone or via the Internet. Submitting your instructions by any of these methods will not affect your right to attend the meeting and vote.


                                        By Order of the Board of Directors,



                                        LEONARD H. GOLDNER
                                        Secretary


Dated: March 12, 2002

                            SYMBOL TECHNOLOGIES, INC.

                                ONE SYMBOL PLAZA
                         HOLTSVILLE, NEW YORK 11742-1300

                             ---------------------
                                PROXY STATEMENT
                             ---------------------

     We are providing these proxy materials because the Board of Directors of Symbol Technologies, Inc. ("Symbol" or the "Corporation") is soliciting your proxy to vote at Symbol's Annual Meeting of Shareholders at 10:00 A.M., local time on May 6, 2002, at Symbol Technologies, Inc., World Headquarters, One Symbol Plaza, Holtsville, New York, and at any adjournment of this meeting. This Proxy Statement contains information about the items being voted on at the Annual Meeting and information about Symbol.


                             QUESTIONS AND ANSWERS


WHO IS ENTITLED TO VOTE?

     Shareholders who own Symbol common stock on March 11, 2002 will be entitled to vote at the Annual Meeting. On that date there were 229,598,455 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter properly brought before the meeting. Any references to shares of Symbol common stock included in this Proxy Statement have been adjusted to reflect the two stock splits effective in 2000 and 2001.


HOW DO I VOTE?

     Symbol is offering you three methods of voting.

        o You may indicate your vote on the enclosed proxy card, sign and date the card and return the card in the enclosed prepaid envelope.

        o You may vote by telephone by calling the toll free number that appears on the enclosed proxy card and following the instructions given.

        o You may vote via the Internet. Internet voting instructions are provided on the enclosed proxy card.

     All shares entitled to vote and represented by properly completed proxies received before the meeting and not revoked will be voted at the meeting as you instructed. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends.


WHAT CAN I VOTE ON?

        o The election of six directors to serve for a term of one year;

        o To adopt the 2002 Directors' Stock Option Plan;

        o To amend the 1997 Employee Stock Purchase Plan to increase the authorized number of shares that may be issued by 3,000,000 shares;

        o To ratify the appointment of independent accountants to audit the financial statements of Symbol for 2002; and

        o To transact any other business that is properly brought before the meeting.

HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

     The Board recommends votes:

        o FOR each of the nominees for the Board of Directors.

        o FOR the adoption of the 2002 Directors' Stock Option Plan.

        o FOR the amendment of the 1997 Employee Stock Purchase Plan.

        o FOR the appointment of Deloitte & Touche LLP, independent accountants to audit the financial statements of Symbol for 2002.


MAY I CHANGE MY VOTE?

     You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy card or telephone or Internet vote or by voting by ballot at the meeting.


HOW MANY VOTES ARE REQUIRED TO HOLD A MEETING?

     A quorum is necessary to hold a valid meeting of shareholders. The presence, in person or by proxy, of shareholders representing a majority of the shares of Symbol's common stock outstanding and entitled to vote constitutes a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for determination of a quorum.

     An abstention is a properly executed proxy marked ABSTAIN for any matter. A broker "non-vote" occurs when you hold your shares in "street name" through a broker or other nominee and you do not give your broker or nominee instructions on how to vote on matters over which your broker or nominee does not have voting discretion. If you do not provide voting instructions, your shares may not be voted on these matters.


HOW MANY VOTES ARE REQUIRED TO PASS A PROPOSAL?

     A plurality of the votes cast is required to elect directors. This means that the nominees who receive the greatest number of votes for each open seat will be elected. Votes withheld and broker "non-votes" are not counted for purposes of electing directors.

     A vote is withheld when a properly executed proxy is marked VOTE WITHHOLD for the election of one or more directors.

     The affirmative vote of a majority of the votes present or represented and entitled to vote is required for all other matters.


HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

     We do not know of any business or proposals to be considered at the 2002 Annual Meeting other than the items described in this Proxy Statement. If any other business is proposed and we permit it to be presented at the meeting, the signed proxies received from you and other shareholders give the persons named the authority to vote on the matter according to their judgment.


WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING DUE?

     To be included in the Proxy Statement for the 2003 Annual Meeting, proposals must be received in writing by December 2, 2002.

     Under the By-Laws of Symbol, notice of proposals to be presented in person at the next Annual Meeting of Shareholders must be received in writing by December 31, 2002.


WHO RECEIVES PROXY MATERIALS?

     This Proxy Statement and enclosed proxy card are being mailed to shareholders on or about April 2, 2002. Each registered owner of Symbol common stock on March 11, 2002 should also receive a copy of

Symbol's 2001 Annual Report to Shareholders. IF YOU HAVE NOT RECEIVED THE ANNUAL REPORT, WHICH INCLUDES A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K, PLEASE CONTACT US AND WE WILL SEND A COPY WITHOUT EXHIBITS AT NO EXPENSE TO YOU. THE CORPORATION WILL PROVIDE ANY EXHIBIT REQUESTED UPON PAYMENT OF A SPECIFIED REASONABLE FEE LIMITED TO THE CORPORATION'S REASONABLE EXPENSES IN FURNISHING SUCH EXHIBIT.


MAY I INSPECT THE SHAREHOLDER LIST?

     In accordance with Delaware law, a list of shareholders entitled to vote at the meeting will be available at the location of the Annual Meeting on May 6, 2002 and for 10 days prior to the meeting at Symbol's World Headquarters between the hours of 9:00 a.m. and 4:00 p.m. Eastern Standard Time.


WHO BEARS THE COSTS OF THIS PROXY SOLICITATION?

     Symbol pays the costs of this proxy solicitation. We have also made arrangements with brokerage houses and other custodians, nominees and fiduciaries of shares to send proxy materials to shareholders. We may reimburse them for any expenses they incur.


HOW CAN I CONTACT SYMBOL TO REQUEST MATERIALS OR INFORMATION REFERRED TO IN THIS QUESTIONS AND ANSWERS?

     You may contact us

        o By mail addressed to:
          Symbol Technologies, Inc.
          One Symbol Plaza
          Holtsville, NY 11742
          Attention: Treasurer

        o By calling 631-738-4104

        o By leaving a message on our website at www.symbol.com

     The closing price of Symbol's common stock on the New York Stock Exchange on March 1, 2002 was $8.85 per share.


                             NOMINEES FOR ELECTION

     The following information is supplied about the nominees for election as directors of Symbol:


                                                POSITIONS AND OFFICES                  HAS BEEN A
            NAME              AGE            PRESENTLY HELD WITH SYMBOL              DIRECTOR SINCE
            ----              ---            --------------------------              --------------
Jerome Swartz ............... 61    Chairman of the Board of Directors, Chief             1975
                                    Executive Officer, Chief Scientist and Director
Harvey P. Mallement ......... 61    Director                                              1977
Raymond R. Martino .......... 63    Vice Chairman of the Board of Directors               1983
George Bugliarello .......... 74    Director                                              1992
Leo A. Guthart .............. 64    Director                                              1999
James Simons ................ 63    Director                                              2000

     Dr. Swartz co-founded and has been employed by Symbol since it commenced operations in 1975. He has been the Chairman of the Board of Directors for more than the past fifteen years, and served as Chief Executive Officer of the Company for more than fifteen years until July 1, 2000. Dr. Swartz re-assumed the Chief Executive Officer position on February 14, 2002. Dr. Swartz was an industry consultant for 12 years in the areas of optical and electronic systems and instrumentation. He is the author of more than 30 published technical papers, and is credited with more than 160 issued and pending U.S. patents, including the Company's basic patents in hand-held laser scanning. He is a member of the Board of Trustees of Polytechnic University of New York and a member of the Board of Directors of the Stony

Brook University Foundation. He is also a Fellow of the Institute of Electrical and Electronic Engineers and a member elect of the National Academy of Engineering. He has been the recipient of the Institute of Electrical and Electronic Engineers' Ernst Weber Leadership Award for career achievement.

     Mr. Mallement is a founding and General Partner of Harvest Partners, Inc., a private equity and leveraged buyout investment management company formed in April 1981. He serves on the board of several of Harvest's portfolio companies including Community Distributors, Inc., a retail drugstore chain, Edgen Corporation, a value added distributor of carbon and specialty steel pipe utilized in the energy industry, Home Care Industries, Inc., a leading manufacturer of vacuum cleaner filter bags and air filtration products, Home Care Supply, Inc., the largest privately held provider of home healthcare supplies and equipment, Logisco Inc., an integrated third party logistics company and priNexus, Inc. a marketing communications company providing, on an integrated basis, the creation, production and distribution of electronic and printed marketing materials.

     Mr. Martino was Symbol's President and Chief Operating Officer from December 1983 until June 1994. He is currently the Vice Chairman of the Board of Directors of Symbol and is employed by Symbol on a part-time and consulting basis.

     Dr. Bugliarello has been Chancellor of Polytechnic University since July 1994. For the prior 21 years, he was President of Polytechnic University. He has been a member of several scientific organizations including past Chairman of the Board of Science and Technologies for International Development of the National Academy of Sciences. He is a member of the National Academy of Engineering and the Council on Foreign Relations. He is a member of the Board of Directors of several organizations including Comtech Laboratories.

     Dr. Guthart is currently employed as the Managing Partner of Topspin Partners, L.P., a private equity management company. He previously served as Executive Vice President of the Honeywell Corporation. He also was Vice Chairman of the Board of Pittway Corporation from 1987 until 2000 and served as Chief Executive Officer of its Security Group for many years. This group includes ADEMCO, a manufacturer of alarm equipment; ADI, the largest U.S. distributor of security equipment; First Alert Professional Security Systems, a brand name marketing program for alarm dealers; and AlarmNet, a cellular radio service that transmits alarm and security signals in major U.S. cities. He has also served as Chairman of Security and Fire Solutions of Honeywell International since February 2000. Dr. Guthart has served as a director of the Acorn Fund, a growth-oriented mutual fund, since 1997. Since 1996, he has also served as non-executive Chairman of Cylink Corporation, a supplier of information security encryption equipment, and since 1993 as a director of AptarGroup, Inc., a producer of dispensing valves, pumps and closures for the pharmaceutical and fragrance industries. From 1960 to 1963 Dr. Guthart served on the faculty of Harvard Business School and from 1993 to 1996 he was Chairman of the Board of Trustees of Hofstra University.

     Dr. Simons has been the President of Renaissance Technologies Corporation since 1982. Renaissance Technologies Corporation is an investment firm dedicated to the use of mathematical methods. From 1968 to 1975, Dr. Simons served as Chairman of the Mathematics Department of S.U.N.Y. Stony Brook. Dr. Simons has been a founder and director of Franklin Electronic Publishers since 1981 and Cylink Corporation since 1983. Dr. Simons has been Chairman of the Board and a Director of Segue Software since 1988. Dr. Simons serves as Chair Emeritus of the Stony Brook Foundation Board at S.U.N.Y. Stony Brook, is a member of the Board of Governors of the New York Academy of Science and is a director of B.S.A., the management organization of Brookhaven National Laboratories. Dr. Simons has taught mathematics at M.I.T. and Harvard University and served as a cryptanalyst at the Institute of Defense Analysis in Princeton.

     Messrs. Wang and Razmilovic will not be standing for re-election as directors of the Corporation.

                              MEETINGS OF THE BOARD

     During the fiscal year ended December 31, 2001 the Board of Directors held five meetings. Each director attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all the committees of the Board on which that director served.

     The Board of Directors has an Audit Committee. Messrs. Mallement, Bugliarello and Guthart are the members. The primary functions of the Audit Committee are to review Symbol's financial statements, to recommend the appointment of Symbol's independent auditors and to review the overall scope of the audit. The members of the Audit Committee are independent as defined under the New York Stock Exchange's listing standards. The Audit Committee held eight meetings in 2001. Symbol has adopted a written charter for its Audit Committee, a copy of which was attached to the Corporation's 2001 Proxy Statement.

     The Board of Directors has a Compensation/Stock Option Committee consisting of Messrs. Guthart and Mallement. The primary functions of this Committee are to review the salaries, benefits and any other compensation of Symbol's senior executive officers, to make recommendations to the Board of Directors about these matters and to administer Symbol's stock option plans. During 2001, the Committee held five meetings.

     The Board of Directors has a Nominating Committee. Drs. Swartz and Simons are the members. The primary function of this committee is to review and recommend to the Board potential candidates for election to the Board of Directors. The committee held one meeting in 2001. Shareholders may recommend candidates for consideration by the committee by providing written notice to the Secretary of Symbol by December 31 of the year before the date of the meeting. You should send this notice to Symbol's offices in Holtsville, New York. Please provide the candidate's name, biographical data and qualifications. Recommendations should include a written statement from the individual of his or her consent to be nominated as a candidate and, if nominated and elected, to serve as a director.


                             PRINCIPAL SHAREHOLDERS

     To the Company's knowledge, as of March 1, 2001, no one person owns more than 5% of Symbol's common stock.

                        SECURITY OWNERSHIP OF MANAGEMENT

     In the following table you can find information about the common stock of Symbol owned as of February 15, 2002, except as otherwise stated in the footnotes to the table, by:

     o all directors and nominees

     o executive officers listed in the following Summary Compensation Table

     o all executive officers and directors as a group

                                                     AMOUNT AND NATURE OF        PERCENT OF
    NAME OF INDIVIDUAL OR IDENTITY OF GROUP        BENEFICIAL OWNERSHIP (1)     COMMON STOCK
    ---------------------------------------        ------------------------     ------------
Jerome Swartz ...................................         11,620,186 (2)            4.8%
Harvey P. Mallement .............................            366,655 (3)             *
Raymond R. Martino ..............................            617,202 (4)             *
George Bugliarello ..............................            221,614 (5)             *
Charles B. Wang .................................            324,135 (6)             *
Tomo Razmilovic .................................          1,566,248 (7)             *
Leo A. Guthart ..................................             86,250 (8)             *
James Simons ....................................             26,250 (9)             *
Leonard H. Goldner ..............................          1,179,388(10)             *
Kenneth V. Jaeggi ...............................            277,568(11)             *
Satya P. Sharma .................................          1,011,231(12)             *
All executive officers and directors as a group
 (consisting of 16 individuals) .................         18,513,986(13)            7.6%

----------
 *   Less than 1%.

(1) The persons identified in this table have sole voting and investment power over the shares of Symbol common stock stated above, except as stated otherwise in these footnotes. This chart was prepared from information the directors, nominees and executive officers have given to us.

(2)  This number includes:

     o 8,500,496 shares which may be acquired upon the exercise of options within 60 days of February 15, 2002.

     o 61,736 shares owned by his wife.

     o 173,152 shares held in trust of which Dr. Swartz is the income beneficiary and his children are the residual beneficiaries. All of these shares are subject to "European Collar" arrangements.

     o 2,773,934 shares owned by Dr. Swartz. 757,404 of these shares are subject to "European Collar" arrangements. Dr. Swartz has shared investment power over the shares covered by these arrangements.

     o 110,868 shares held by charitable trusts.

     Dr. Swartz disclaims beneficial ownership of shares owned by or for the benefit of members of his family, and held by charitable trusts.

(3) This number includes 210,225 shares that may be acquired upon the exercise of options and a warrant within 60 days of February 15, 2002 and 156,430 shares owned by Mr. Mallement. 91,125 of these shares are subject to "European Collar" arrangements. Mr. Mallement has shared investment power over the shares covered by these arrangements.

(4) This number includes 78,750 shares that may be acquired upon the exercise of options within 60 days of February 15, 2002 and 538,452 shares owned by Mr. Martino.

(5) This number includes 210,225 shares that may be acquired upon the exercise of options and warrants within 60 days of February 15, 2002 and 11,389 shares owned jointly by Dr. Bugliarello and his wife.

(6) This number includes 248,198 shares that may be acquired upon the exercise of options and warrants within 60 days of February 15, 2002 and 75,937 shares owned by Mr. Wang.

(7) This number includes 236,250 shares that may be acquired upon the exercise of options within 60 days of February 15, 2002 and 1,329,998 shares owned by Mr. Razmilovic. 573,445 of these shares are subject to "European Collar" arrangements. Mr. Razmilovic has shared investment power over the shares covered by these arrangements.

(8) This number includes 78,750 shares that may be acquired upon the exercise of options within 60 days of February 15, 2002 and 7,500 shares owned by Dr. Guthart.

(9) This number includes 18,750 shares that may be acquired upon the exercise of options within 60 days of February 15, 2002 and 7,500 shares owned by Dr. Simons.

(10) This number includes:

     o 786,820 shares that may be acquired upon the exercise of options within 60 days of February 15, 2002. 253,123 of these options are held by a trust for the benefit of his wife and children. Mr. Goldner's wife is a co-trustee of this trust. 80,512 of these options are held by a trust for the benefit of him and his children. Mr. Goldner is a co-trustee of this trust.

     o 383,343 shares owned by Mr. Goldner and 9,225 shares owned by his wife. 297,594 of the shares owned by Mr. Goldner are subject to "European Collar" arrangements. Mr. Goldner has shared investment power over the shares covered by these arrangements.

     Mr. Goldner disclaims beneficial ownership of the options held in trust for the benefit of his wife and children and any shares owned by his wife.


(11) This number includes 44,888 shares that may be acquired upon the exercise of options within 60 days of February 15, 2002, and 232,680 shares owned by Mr. Jaeggi. 153,909 of these shares are subject to "European Collar" arrangements. Mr. Jaeggi has shared investment power over the shares covered by these arrangements.

(12)  This number includes:

      o 816,231 shares that may be acquired upon the exercise of options within 60 days of February 15, 2002.

      o 195,000 shares owned by Dr. Sharma.

(13) This number includes 11,860,324 shares that may be acquired upon the exercise of options and warrants within 60 days of February 15, 2002.


         COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of Symbol's common stock, to file a report of holdings and transactions in Symbol common stock with the Securities and Exchange Commission and the New York Stock Exchange and to furnish Symbol with copies of all Section 16(a) forms they file.

     Based on our records and other information furnished to us, we believe that, during 2001 executive officers, directors and greater than 10% shareholders complied with all filing requirements applicable to them.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Compensation/Stock Option Committee is composed entirely of outside directors. Messrs. Guthart and Mallement are the current members of the Committee. During the last ten years, they have not been officers or employees of Symbol.


                 COMPENSATION/STOCK OPTION COMMITTEE REPORT ON
                            EXECUTIVE COMPENSATION


ROLE OF THE COMPENSATION COMMITTEE

     A primary role of the Committee is to oversee compensation practices for the Corporation's senior executive officers. Our responsibilities include:

     o reviewing the salaries, benefits and other compensation of the Corporation's senior executive officers;

     o making recommendations to the full Board of Directors with respect to executive compensation; and

     o administering the Corporation's stock option plans.

     Our goal is to ensure that the Corporation's financial resources are used effectively to support its short-and long-term business objectives. We have available to us an outside compensation consultant and access to independent compensation data.


EXECUTIVE COMPENSATION GUIDING PRINCIPLES

     In our oversight capacity, we adhere to several guiding principles. We take the position that the executive compensation program should:

     o Target pay levels at rates that are competitive. Our goal is to ensure that the Corporation can attract and retain high performing management talent, particularly in the areas of technology in which it competes.

     o Relate compensation to performance. Overall compensation paid to senior executives should be tied to how well the Corporation performs financially. We also believe that the better an individual performs, the higher the individual's compensation should be.

     o Encourage share ownership on the part of key employees. Our goal is to align the interests of management and investors to build shareholder value.

     As described below, our executive compensation program is designed to balance short- and long-term financial objectives, reward the performance and contribution of individual officers and to attract and retain top quality management talent. We believe that the executive compensation program supports the Corporation's business goals and human resource strategies.


DESCRIPTION OF COMPENSATION POLICIES

     It is the Corporation's policy to pay its senior executives at levels that reflect the Corporation's financial performance relative to comparable organizations. This policy is implemented by a program comprised of elements that:

     o reward individual performance;

     o provide motivation to achieve corporate financial targets that are consistent with shareholder expectations; and

     o encourage long-term share ownership.

     The three elements of the Corporation's compensation program are:

     o Base salary

     o Executive Bonus Plan

     o Stock option awards

     The Corporation, with the assistance of outside consulting firms, periodically compares its compensation program with the compensation practices of approximately 35 selected companies. This panel consists of "high tech" companies with which the Corporation competes in attracting and retaining employees. Seventeen of the panel companies are included in the S&P Technology Sector Index. The Corporation targets the total compensation paid to its senior executives at approximately the 75th percentile of the panel companies (after adjusting for the different magnitude of revenues).

     Based on a review of Internal Revenue Service regulations, we believe that all compensation paid in connection with 2001's results to Mr. Razmilovic and payable in 2002 to Messrs. Swartz and Razmilovic and to the other senior executive officers will be fully deductible by the Corporation. We will continue to review the Corporation's compensation programs and may revise these programs as we deem necessary.


RELATIONSHIP OF EXECUTIVE COMPENSATION TO PERFORMANCE


BASE SALARY


     We generally review executive officers' base salaries each year except that Messrs. Razmilovic and Swartz are reviewed on a biennial basis. Their annual base salaries were reviewed in July 2000 and at that time were increased to $1,000,000 each, effective July 1, 2000. We will review Dr. Swartz' base salary again in July 2002. Adjustments in base salary are generally not based upon the financial performance of the Corporation although we do not contemplate raising his salary in 2002. In determining executive salary increases, we consider a number of factors, including:

     o individual performance on the job;

     o external market pay practices;

     o the value the executive adds to the Corporation; and

     o the executive's level of experience and expertise.


EXECUTIVE BONUS PLAN

     The Corporation promotes a pay-for-performance philosophy. A significant element of annual compensation is linked to the financial performance of the Corporation. In 1999, we adopted and the Board of Directors and shareholders ratified a new Executive Bonus Plan which was substantially similar to our previous executive bonus plan. The purpose of the plan is to tie the level of annual executive incentive compensation to the financial performance of the Corporation. All executive officers of the Corporation participate in the Executive Bonus Plan. We have full authority to construe, interpret and administer the Executive Bonus Plan, as well as to determine the extent to which operating performance standards have been met. We also have authority to modify the targets for the performance goals under the Executive Bonus Plan.

     Under the Executive Bonus Plan, each year we establish corporate financial performance objectives (exclusive of extraordinary revenues and charges), based on earnings per share. We have identified three levels of performance:

     o threshold performance, at which the minimum award (one-half a participant's target bonus) will be earned and below which no award will be earned;

     o target performance, at which the target award will be earned; and

     o maximum performance, at which the maximum award (twice a participant's target bonus) will be earned and above which no additional award will be earned.

     For 2002, threshold performance has been established at results equal to 70% of the 2002 Business Plan; target performance has been established at results equal to 100% of the 2002 Business Plan; and maximum performance has been established at results equal to or greater than 130% of the 2002 Business Plan.

     Each participant in the Executive Bonus Plan has been assigned a target bonus representing a percentage of the participant's base salary. The target bonus for 2002 is 100% for Dr. Swartz, 75% for Mr. Goldner, and 50% for Messrs. Jaeggi and Sharma. These target bonuses conform to their individual employment agreements and their levels of responsibility. The target bonuses for other participants in the Executive Bonus Plan are established by the Chief Executive Officer based on the individual's performance and relative level of responsibility. They range from 25% to 50% of base salary.

     Messrs. Swartz and Razmilovic's bonuses are determined solely on the basis of corporate financial performance. 25% of all other participants' bonuses are based on individual performance during the year. 75% will be based on corporate financial performance. In 2001, no bonuses were paid to any participant in the Executive Bonus Plan. In 2000, all participants in the Executive Bonus Plan received bonuses equal to 114.3%, of their target bonus and in 1999 they received bonuses equal to 116.7% of their target bonus (less adjustments in certain instances for individual performance).


STOCK OPTIONS

     The Corporation reinforces the importance of producing satisfactory returns to shareholders over the long term through the operation of its stock option plans. Stock options provide employees with the opportunity to become shareholders of the Corporation, and to participate in the creation of shareholder value as reflected in growth in the price of the Corporation's common stock.

     Option exercise prices are equal to 100% of the fair market value of the Corporation's common stock on the date of option grant. This ensures that participants will derive benefit only as shareholders realize corresponding gains. To encourage a long-term decision making perspective, options are assigned a 10 year term and generally become exercisable over four to five years following a one-year waiting period. We grant additional options to selected employees based on an assessment of competitive compensation practices, particularly in high technology industries, individual contribution and performance. We believe that granting stock options reinforces the Corporation's objective of insuring a strong link between employee rewards and shareholder interests.

     In February 2001 in connection with a periodic performance review, we granted Mr. Razmilovic options to purchase 375,000 shares of the Corporation's common stock at an exercise price of $27.97. The exercise price was equal to the closing price of the Corporation's common stock on the date the option was granted. 12,750 of these options vested on January 1, 2002, and 19,125 would have vested on July 1, 2002, January 1, 2003, July 1, 2003, January 1, 2004, July 1, 2004 and January 1, 2005 and 247,500 would have vested on January 1, 2006. In February 2002, all of these options were canceled in connection with arrangements entered into between Symbol and Mr. Razmilovic. Mr. Razmilovic resigned as Chief Executive Officer of the Corporation effective as of February 14, 2002.

     Effective January 1, 1995, we established for executive officers a stock ownership and option retention program that we administer. We firmly believe that the long term interests of the Corporation's shareholders are best served when management maintains a significant, equity-based interest in the Corporation. We consider both vested, unexercised options and shares owned as meaningful expressions of such interest. We developed a program with target levels of equity interest for each executive officer. Under the program, without the Committee's prior permission, if an executive has not attained the minimum requirements described below, his ability to exercise options or sell shares is limited. Executive officers must agree to participate in the program to be eligible to receive option awards after January 1, 1995. All current executive officers have agreed to participate in the program.

     The program limits the exercise of vested options (other than in the last year of the term of an option) unless the executive meets and will continue to meet the equity interest requirement described below after the exercise and sale of shares acquired upon exercise. The equity interest requirement provides that the combined value of the Corporation's common stock and vested options held by the executive, each valued at the then market price of the Corporation's common stock, must be equal to or greater than a designated multiple of the executive's annual base salary plus target bonus.

     If the equity interest requirement is satisfied, the program allows for the exercise of vested options within strict limits. At least 50% of the net after tax proceeds obtainable upon the exercise of any option (other than options awarded after January 1, 1994 in connection with an executive's initial hire or initial promotion to an executive officer position, or options already held by persons who were promoted to an executive officer position after January 1,
1994) must be retained in the form of shares of the Corporation's common stock unless and until the executive owns shares of common stock having a market value equal to a specified multiple of his base salary.

-------------------------------------------------------------------------------------------------
            OWNERSHIP                           EQUITY INTEREST
            POSITION                              REQUIREMENT                   SHARE REQUIREMENT
-------------------------------------------------------------------------------------------------
Chairman of the Board               7 times base salary plus target bonus     5 times base salary
-------------------------------------------------------------------------------------------------
President                           5 times base salary plus target bonus     3 times base salary
-------------------------------------------------------------------------------------------------
Executive/Senior Vice President     3 times base salary plus target bonus     2 times base salary
-------------------------------------------------------------------------------------------------
Vice President                      2 times base salary plus target bonus     1 times base salary
-------------------------------------------------------------------------------------------------

SUMMARY

     We are responsible for recommending to the Board, for its approval, compensation decisions affecting the Corporation's senior executive officers. Our goal is to ensure that the overall compensation offered to senior executive officers is:

     o consistent with the Corporation's interest in providing competitive pay opportunities,

     o reflective of its pay-for-performance orientation,

     o encourages share ownership on the part of executives; and

     o is supportive of the Corporation's short-and long-term business goals.

We will continue to actively monitor the effectiveness of the Corporation's senior executive compensation plans and assess the appropriateness of senior executive pay levels to assure prudent application of the Corporation's resources.



Compensation/Stock Option Committee




Dr. Leo Guthart, Chairman
Harvey Mallement

                    MANAGEMENT REMUNERATION AND TRANSACTIONS

     In the following Summary Compensation Table you can find compensation information about Symbol's Chief Executive Officer and the four other executive officers who were the most highly paid in 2001.


                          SUMMARY COMPENSATION TABLE


                                              ANNUAL COMPENSATION                   LONG TERM COMPENSATION
                             -----------------------------------------------------  ----------------------
          NAME AND                                                   OTHER ANNUAL    SECURITIES UNDERLYING    ALL OTHER
     PRINCIPAL POSITION       YEAR      SALARY          BONUS(D)   COMPENSATION(E)        OPTIONS (NO.)       COMPENSATION
     ------------------       ----      ------          --------   ---------------      -------------       ------------
Tomo Razmilovic ............  2001    $1,000,002(A)    $        0       $      0            375,000           $10,453(F)
  President and               2000    $  832,770(A)    $  949,400       $260,000            937,500           $12,955(F)
  Chief Executive Officer     1999    $  635,749(B)    $  742,000       $      0            405,000           $12,373(F)
  and Director
Jerome Swartz. .............  2001    $1,000,002(A)    $        0       $      0            300,000           $75,325(G)
  Chairman of the             2000    $  958,578(A)    $1,092,800       $      0            375,000           $72,519(G)
  Board and Chief Scientist   1999    $  895,651(B)    $1,045,300       $      0            708,750           $67,656(G)
  and Director
Leonard H. Goldner .........  2001    $  458,094(A)    $        0       $      0            150,000           $ 5,100(H)
  Executive Vice President,   2000    $  415,854(A)    $  237,000       $ 75,000             52,500           $ 5,100(H)
  General Counsel             1999    $  378,040(B)    $  220,600       $      0            151,875           $ 4,800(H)
  and Secretary
Kenneth V. Jaeggi ..........  2001    $  433,002(A)    $        0       $      0            120,000           $64,323(I)
  Senior Vice President, and  2000    $  400,442(A)    $  228,300       $ 72,000             30,000           $42,651(I)
  Chief Financial Officer     1999    $  364,020(B)    $  212,500       $      0            111,374           $61,108(I)

Satya Sharma ...............  2001    $  349,566(A)    $        0       $      0            120,000           $ 5,100(H)
  Senior Vice President       2000    $  313,955(A)    $  179,000       $ 50,000             30,000           $ 5,100(H)
  & GM Corporate              1999    $  273,000(C)    $  159,300       $      0            205,312           $ 3,200(H)
  Quality & Operations

----------
(A) Includes $10,200 in contributions to Symbol's 401(k) deferred compensation plan.

(B) Includes $9,600 in contributions to Symbol's 401(k) deferred compensation plan.

(C) Includes $6,400 in contributions to Symbol's 401(k) deferred compensation plan.

(D) Represents amounts earned and accrued pursuant to Symbol's Executive Bonus Plan. Amounts indicated are earned and accrued in the fiscal year indicated but are generally paid in the first quarter of the next succeeding year.

(E) Includes special one-time bonus awards. Not included are the amounts of certain perquisites and other personal benefits provided by Symbol since such amounts do not exceed the lesser of (i) $50,000 or (ii) 10% of the total annual salary and bonus reported in the table for any named executive officer.

(F)  Represents:

   o $4,800 in 1999 and $5,100 in 2000 and 2001 in contributions to Symbol's 401(k) deferred compensation plan; and

   o $7,573, $7,855 and $5,353 in 1999, 2000 and 2001, respectively, for the estimated economic benefit of insurance premium payments made by Symbol for a split-dollar whole life insurance arrangement as projected on an actuarial basis. Mr. Razmilovic's family members are beneficiaries of these policies but, under the arrangement, Symbol will recover all its premiums paid.

(G)  Represents:

     o $4,800 in 1999 and $5,100 in 2000 and 2001 in contributions to Symbol's 401(k) deferred compensation plan;

     o $22,856 in 1999, $27,419 in 2000, and $30,225 in 2001 for:

     premiums paid on his behalf on term life insurance policies, under which Dr. Swartz' family members are the beneficiaries, and the estimated economic benefit of insurance premium payments made by Symbol for a split-dollar whole life insurance arrangement as projected on an actuarial basis. Dr. Swartz' family members are beneficiaries of these split-dollar policies but, under the arrangement, Symbol will recover all its premiums paid; and

     o a non-reimbursable expense allowance of $40,000 in 1999, 2000, and 2001.

(H)  Represents contributions to Symbol's 401(k) deferred compensation plan.

(I)  Represents:

     o $4,800 in 1999, and $5,100 in 2000 and 2001 in contributions to Symbol's 401 (k) deferred compensation plan; and

     o $56,308, $37,551 and $59,223 in 1999, 2000 and 2001, respectively for retroactive reimbursement of relocation expenses associated with Mr. Jaeggi's relocation to the Long Island area.

     In 2000, we entered into an employment agreement with Mr. Razmilovic that was scheduled to terminate on June 30, 2005. Under that agreement, Mr. Razmilovic received a base salary of $1,000,000 in 2001. In February 2002, we entered into new agreements with Mr. Razmilovic that superceded and replaced the earlier agreement. The new agreements provide for:

     o the payment to Mr. Razmilovic of Five Million Dollars in March, 2002;

     o the payment to Mr. Razmilovic of Two Million Dollars in May, 2003; and

     o the termination and cancellation of 1,818,750 outstanding stock options previously granted to Mr. Razmilovic;

     The new agreements provide for Mr. Razmilovic to remain as a full-time employee through May 6, 2002 at an annual salary of $1,000,000 and then to be employed on a part-time and consulting basis for a period of five years beginning May 7, 2002. Mr. Razmilovic will receive $200,000 per annum during this five year period and will continue to participate in fringe benefit programs in effect as of February 14, 2002.

     In 2000, we entered into an employment agreement with Dr. Swartz that terminates on June 30, 2005. Dr. Swartz will receive an annual base salary of $1,000,000 through June 30, 2002. His base salary will be reviewed in July 2002. Dr. Swartz also participates in Symbol's Executive Bonus Plan. The target amount of his bonus is 100% of his base salary. If his employment is terminated for any reason (other than due to his death or disability or for cause or his voluntary resignation), Dr. Swartz will receive payments equal to one year's (if such termination occurs after June 30, 2003) or two year's (if such termination occurs before such date) annual base salary and bonus during the last completed fiscal year immediately before any such termination.

     In 2000, we entered into an employment agreement with Mr. Goldner that terminates on December 31, 2005. Mr. Goldner will receive an annual base salary of $465,775 for the year ending on February 28, 2003. Mr. Goldner's salary will be reviewed in December 2002. Mr. Goldner also participates in Symbol's Executive Bonus Plan. The target amount of his bonus is 75% of his base salary. If his employment is terminated for any reason (other than due to his death or disability or for cause or his voluntary resignation), Mr. Goldner will receive payments equal to one year's (if such termination occurs after December 31, 2003) or two year's (if such termination occurs before such date) annual base salary and bonus during the last completed fiscal year immediately before any such termination.

     In 2000, we entered into a new employment agreement with Mr. Martino that terminates on February 15, 2005. He is employed as a part-time consultant, assisting the Chairman of the Board and the

President. In 2002, Mr. Martino will receive $100,000. In February 2002, Mr. Martino was awarded options under the 1997 Employee Stock Option Plan to purchase 25,000 shares of Symbol's common stock at an exercise price of $8.09 per share. This is the same as the price of Symbol's common stock on the date the option was granted. Ten percent of these options will vest on January 1, 2003 and fifteen percent will vest on July 1, 2003 and each of the five next consecutive six month anniversary dates of that date.

     Directors who are not employees of Symbol are paid an annual retainer of $15,000, in equal quarterly installments. They also receive a fee of $2,500 for each Board of Directors meeting they attend or each meeting of a committee that is not held in conjunction with a Board of Directors meeting. The Chairman of the Audit Committee and the Compensation/Stock Option Committee are also paid an annual retainer of $5,000 in equal quarterly installments. Directors who are employees do not receive additional compensation for serving as directors or for attending Board or committee meetings. Symbol reimburses Directors for their expenses in connection with attending meetings of the Board of Directors or committees of the Board.


OPTION GRANTS

     Symbol currently maintains two stock option plans, the 2001 Non-Executive Stock Option Plan (the "2001 Plan") and the 1997 Employee Stock Option Plan (the "1997 Plan"). Under these plans options are granted to selected employees of Symbol. The 2001 Plan authorizes the Compensation/Stock Option Committee of the Board of Directors to grant options to key employees of Symbol and its subsidiaries other than corporate officers. Under the 1997 Plan, the Committee can grant options to key employees, including those who are officers of Symbol. Under the 1997 Plan, an individual may not be awarded options to purchase more than 1% of the then outstanding shares of Symbol's common stock in any calendar year. The Committee may determine at the time of grant that some options are qualified under the Internal Revenue Code of 1986 as incentive stock options and some of the options may be non-qualified options. None of the options granted under either Plan are exercisable for a period of more than ten years. Incentive stock options granted under the 1997 Plan to owners of 10% or more of Symbol's common stock are not exercisable for a period exceeding five years. The exercise price of an option under either plan must be at least 100% of the price of Symbol's common stock on the date of grant.

     Incentive stock options must comply with provisions of the Internal Revenue Code of 1986 relating to the maximum amount that can be vested by an optionee in any one calendar year and the minimum exercise price of an Incentive Stock Option and other matters. The 2001 Plan terminates on February 25, 2011 and the 1997 Plan terminates on February 9, 2007.

     The following table shows certain information about stock options granted to the individuals named in the Summary Compensation Table under all stock option plans:

                                                   INDIVIDUAL GRANTS IN 2001
                            -----------------------------------------------------------------------
                               NUMBER OF       % OF TOTAL
                              SECURITIES        OPTIONS
                              UNDERLYING       GRANTED TO                                        5%
                                OPTIONS       EMPLOYEES IN       EXERCISE        EXPIRATION     STOCK
           NAME            GRANTED (NO.)(B)  FISCAL YEAR(G)   OR BASE PRICE(H)      DATE       PRICE(I)
           ----            ----------------  --------------   ----------------      ----       --------
All Shareholders .........           --             --                --                --      $45.56
Tomo Razmilovic ..........     375,000(C)         6.90%         $27.9700          02/25/11      $45.56
CEO's Gain as % of all
 Shareholders' Gain ......
Jerome Swartz ............     300,000(D)         5.52%         $27.9700          02/25/11      $45.56
Leonard Goldner ..........     150,000(E)         2.76%         $27.9700          02/25/11      $45.56
Kenneth Jaeggi ...........     120,000(F)         2.21%         $27.9700          02/25/11      $45.56
Satya Sharma .............     120,000(F)         2.21%         $27.9700          02/25/11      $45.56

                               POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL
                           RATES OF STOCK PRICE APPRECIATION FOR OPTION TERM(A)
                           ----------------------------------------------------
                                                   10%
                                  DOLLAR          STOCK
           NAME                    GAIN          PRICE(I)       DOLLAR GAIN
           ----                    ----          --------       -----------
All Shareholders .........   $ 4,024,294,296     $ 72.55     $ 10,198,351,868
Tomo Razmilovic ..........   $     6,596,319     $ 72.55     $     16,716,366
CEO's Gain as % of all
 Shareholders' Gain ......             0.164%                           0.164%
Jerome Swartz ............   $     5,277,055     $ 72.55     $     13,373,093
Leonard Goldner ..........   $     2,638,527     $ 72.55     $      6,686,546
Kenneth Jaeggi ...........   $     2,110,822     $ 72.55     $      5,349,237
Satya Sharma .............   $     2,110,822     $ 72.55     $      5,349,237

-------
(A) Total dollar gains based on the assumed annual rates of appreciation of the exercise price of each option. The gain derived by all shareholders is based on the outstanding number of shares at December 31, 2001. The actual amount, if any, an executive will realize will depend on the excess of the market price over the exercise price on the date the option is actually exercised. The amount actually realized by an executive or any shareholder may not be at or near the values estimated in this table.

(B) If a change in control of Symbol were to occur, all of the then unvested portion of each option would become immediately exercisable.

(C) 247,500 of these options will vest on January 1, 2006. Of the remaining 127,500 options, 12,750 vested on January 1, 2002 and 19,125 would have vested on July 1, 2002 and each of the five next consecutive six month anniversary dates of that date. All of these options were cancelled on February 14, 2002.

(D) 202,500 of these options will vest on January 1, 2006. Of the remaining 97,500 options, 9,750 vested on January 1, 2002 and 14,625 will vest on July 1, 2002 and each of the five next consecutive six month anniversary dates of that date.

(E) 100,500 of these options will vest on January 1, 2006. Of the remaining 49,500 options, 4,950 vested on January 1, 2002 and 7,425 will vest on July 1, 2002 and each of the five next consecutive six month anniversary dates of that date. On February 27, 2001, Mr. Goldner transferred his entire interest in these options to a trust for the benefit of him and his children. He is a co-trustee of the trust.

(F) 80,250 of these options will vest on January 1, 2006. Of the remaining 39,750 options, 3,975 vested on January 1, 2002 and 5,962 will vest on July 1, 2002 and each of the five next consecutive six month anniversary dates of that date.

(G)  Based on 5,436,000 options granted to all employees in 2001.

(H)  100% of the closing price of Symbol's common stock on the date of grant.

(I) The stock price represents the price of Symbol's common stock if the assumed annual rates of stock price appreciation are achieved over the term of the options. In the case of all shareholders, the share price of the options awarded to Mr. Razmilovic was used.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table shows information about unexercised options to purchase Symbol's common stock on December 31, 2001 and the value realized upon the exercise of options in 2001 by the individuals named in the Summary Compensation Table.

                                                           NUMBER OF SECURITIES
                                                                UNDERLYING               VALUE OF UNEXERCISED,
                                                            UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                                                         HELD AT DECEMBER 31, 2001    HELD AT DECEMBER 31, 2001(A)
                           NUMBER OF                    ---------------------------   ----------------------------
                            SHARES
                         ACQUIRED ON         VALUE
NAME                   EXERCISE IN 2001    REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   ----------------    --------     -----------   -------------   -----------   -------------
Tomo Razmilovic             464,415      $10,483,920     2,180,380      1,619,250     $16,216,196     $252,639
Jerome Swartz(B)          1,669,169      $31,092,602     8,221,871      1,270,313     $78,511,541     $515,060
Leonard H. Goldner(C)             0      $         0       722,808        290,625     $ 6,381,154     $  4,050
Kenneth V. Jaeggi           196,423      $ 3,517,542         3,000        213,826     $         0     $  4,131
Satya P. Sharma                   0      $         0       759,661        270,188     $ 6,785,868     $  4,455

----------
(A) Based on the closing price of Symbol's common stock on the New York Stock Exchange on that date of $15.88.

(B) Includes options to purchase 2,708,437 shares held by trusts for the benefit of his children. 2,384,437 of these options are exercisable and 324,000 are unexercisable. The value of these exercisable options was $18,755,682 and the value of these unexercisable options was $259,619. Dr. Swartz disclaims beneficial ownership of the options held by these trusts.

(C) Includes options to purchase 253,123 shares held by a trust for the benefit of his wife and children. All of these options are exercisable. His wife is a co-trustee of this trust. The value of these options was $2,315,702. Mr. Goldner disclaims beneficial ownership of the shares owned by this trust. Also includes 286,875 options held by a trust for the benefit of him and his children, 36,750 of these options are exercisable and 250,125 are unexercisable. Mr. Goldner is a co-trustee of this trust. The value of these exercisable options was $2,825 and unexercisable options was $4,237.

     Employees of Symbol and some of its subsidiaries are eligible to participate in a 401(k) deferred compensation plan after 90 days of service. With some limitations, a participant may make pre-tax contributions to the plan. The maximum contribution a participant was allowed to make in 2001 was $10,500 and will be allowed to make in 2002 is $11,000. Symbol will match 50% of the first 6% contributed by each participant during each pay period. The employee's contribution is vested immediately. Symbol's contribution is 100% vested after one year of service. Amounts accumulated under this plan are normally paid to a participant on retirement or termination of employment. Payments depend on:

     o the amounts contributed by the participant,

     o the manner in which contributions have been invested,

     o the amount of any prior withdrawal,

     o other factors.

     Symbol maintains an Executive Retirement Plan for a select group of senior management employees. The Plan is a non-qualified deferred compensation plan. The Compensation/Stock Option Committee of the Board of Directors selects participants. Under the Executive Retirement Plan, the maximum benefit a participant may be paid is the participant's average compensation (base salary plus bonus) for three fiscal years before the date the participant is no longer a full time employee multiplied by five (the "Benefit Ceiling Amount"). After five successive years of participation in the Executive Retirement Plan, a participant is entitled to 50% of the Benefit Ceiling Amount. After each additional year of participation in the Executive Retirement Plan up to five additional years of participation, a participant is entitled to an additional 10% of the Benefit Ceiling Amount. Benefits are normally payable in equal monthly installments over a ten year period after retirement, beginning after the participant attains age 65 (or age 62 with 20 years or more of credited service). Upon death or disability, payment is accelerated and made in a lump sum but the amount is reduced to the then present value of the benefit payments which would have been made under the normal mode of payment. Mr. Razmilovic, Mr. Goldner, Mr. Jaeggi and Dr. Sharma are participants in the Executive Retirement Plan.

     The following table illustrates the estimated annual retirement benefits payable under the Executive Retirement Plan to a participant at specified average compensation levels and years of service. Benefits under the Executive Retirement Plan are not offset for Social Security benefits. Benefits payable under the Executive Retirement Plan will be reduced by the value of any retirement income of the participant attributable to contributions by Symbol to any qualified pension plan adopted by Symbol (excluding Symbol's current 401(k) deferred compensation plan).

                               PENSION PLAN TABLE

                                        YEARS OF SERVICE
           3 YEARS AVERAGE         --------------------------
         ANNUAL COMPENSATION            5             10
        --------------------       -----------   ------------
             $  400,000             $100,000      $ 200,000
                800,000              200,000        400,000
              1,200,000              300,000        600,000
              1,600,000              400,000        800,000
              2,000,000              500,000      1,000,000
              2,400,000              600,000      1,200,000


     On January 1, 2001, Messrs. Razmilovic, Goldner, Jaeggi and Sharma had 11, 11, 4 and 7 years of credited service, respectively. Mr. Razmilovic became a participant in the Executive Retirement Plan in October 1995. He did not receive credit under the Plan for his prior service to Symbol. Instead, he received two years of credited service for each year of employment from October 1995 to October 2000.


SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The following chart shows a comparison of the yearly performance change in an investment of $100 in Symbol common stock compared to an investment of $100 in the S&P Composite 500 Stock Index and the S&P Technology Sector Index for a five year period beginning January 1, 1996 and ending December 31, 2001. The chart assumes that all dividends will be reinvested.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
              AMONG SYMBOL TECHNOLOGIES, INC., THE S & P 500 INDEX
                     AND THE S & P TECHNOLOGY SECTOR INDEX

                                ------------------------------------------------------------
                                12/96     12/97      12/98      12/99      12/00      12/01
SYMBOL TECHNOLOGIES, INC.       100.00    128.11     325.73     486.14     413.14     273.62
S & P 500                       100.00    133.36     171.47     207.56     188.66     166.24
S & P TECHNOLOGY SECTOR         100.00    126.09     218.11     381.99     229.38     174.89

                 PROPOSAL TO ADOPT THE SYMBOL TECHNOLOGIES, INC.
                        2002 DIRECTORS' STOCK OPTION PLAN

     The Board of Directors feels it is appropriate to adopt a stock option plan pursuant to which non- full time employee directors would annually be issued stock options. The grant of stock options at 100 percent of fair market value continues to be a desirable and useful means to further strengthen the non- full time employee directors' linkage with shareholder interests and to complement the Corporation's other director compensation packages.

     Accordingly, the Board of Directors adopted on February 19, 2002, subject to shareholder approval, the Symbol Technologies, Inc. 2002 Directors' Stock Option Plan (the "2002 Directors' Plan") pursuant to which each person who is not a full-time employee of the Corporation or one of its subsidiaries and who has been a director for at least eleven (11) months shall, upon re-election at the annual meeting of shareholders, be granted an option to purchase 20,000 shares of the Corporation's Common Stock. Each option will have a ten-year term; ten percent (10%) will become exercisable beginning on the first anniversary of the date of grant and fifteen percent (15%) shall become exercisable every six
(6) months thereafter; the options will have an option exercise price equal to 100 percent of the fair market value of shares of the Corporation's Common Stock on the date of grant. The options will generally not be transferable except to the extent that options may be exercised by an executor or administrator provided, however, with the prior approval of the Board, options under the 2002 Directors' Plan may be transferred to an optionee's spouse, children, grandchildren or trusts or partnerships for the benefit of such persons. Directors also receive an option to purchase 50,000 shares of the Corporation's Common Stock upon their initial election to the Board of Directors pursuant to the 2000 Directors' Stock Option Plan.

     The Corporation will receive no consideration upon the grant of options under the 2002 Directors' Plan. The exercise price of an option must be paid in full upon exercise. Payment may be made in cash, check or, in whole or in part, in shares of Common Stock of the Corporation already owned by the person exercising the option, valued at fair market value.

     Counsel for the Corporation has advised that under current law certain of the federal income tax consequences to non-full time employee directors and the Corporation under the proposed 2002 Directors' Plan should generally be as follows: A director to whom an option is granted will generally not recognize income at the time of grant of such option. When a director exercises the stock option, the director will recognize ordinary compensation income equal to the difference between the exercise price paid and the fair market value as of the date of option exercise of the shares the director receives. The tax basis of such shares to the director will equal the amount includable in the director's gross income as compensation, and the director's holding period for such shares will commence on the day on which the director recognizes taxable income in respect of such shares. Subject to applicable provisions of the Internal Revenue Code and regulations thereunder, the Corporation will generally be entitled to a federal income tax deduction in respect of these stock options in an amount equal to the ordinary compensation income recognized by the director as described above.

     The discussion set forth above does not purport to be a complete analysis of the potential tax consequences relevant to recipients of options or to the Corporation or to describe tax consequences based on particular circumstances. It is based on federal income tax law and interpretational authorities as of the date of this proxy statement, which are subject to change at any time.

     The total number of shares of the Common Stock of the Corporation that may be subject to options issued pursuant to the 2002 Directors' Plan is 1,000,000. This number and the terms of outstanding options are subject to automatic adjustment in the event of reorganization, merger, consolidation, recapitalization, stock splits, combination or exchange of shares, stock dividends or other similar events. The 2002 Directors' Plan will have a ten-year term and will be administered by the Board of Directors.

     The table set forth below shows the number of shares of Common Stock underlying the annual stock option grants beginning in 2002 to all of the Corporation's non-full time employee directors as a group. The table assumes that non-full time employee directors will each receive an annual grant of an option to purchase 20,000 shares of Common Stock.

                                NEW PLAN BENEFITS
           SYMBOL TECHNOLGIES, INC. 2002 DIRECTORS' STOCK OPTION PLAN


                                                NUMBER OF SHARES
                                                OF COMMON STOCK
               GROUP                        UNDERLYING STOCK OPTIONS
               -----                        ------------------------
Non-Full Time Employee Director Group               100,000


     A complete copy of the 2002 Directors' Plan is set forth in Appendix A to this proxy statement, and the preceding discussion of the 2002 Directors' Plan is qualified in its entirety by reference to it.


ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING
RESOLUTION:

     RESOLVED, that, effective as of May 6, 2002, the Company's 2002 Directors' Stock Option Plan as set forth in Appendix A of the Corporation's proxy statement dated March 12, 2002 be, and it hereby is, adopted.


VOTE REQUIRED FOR APPROVAL

     Approval by the affirmative vote of the holders of a majority of the shares of Common Stock of the Corporation outstanding and entitled to vote is required for adoption of the 2002 Directors' Plan.


PROPOSAL TO AMEND THE 1997 EMPLOYEE STOCK PURCHASE PLAN

     The 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") was adopted by the Board of Directors on February 10, 1997 and approved by the shareholders on May 5, 1997. The Corporation proposes to amend the 1997 Purchase Plan to increase the authorized number of shares that may be issued under the Plan by 3,000,000 to a total of 4,898,438 shares. The full text of the proposed amendment to the 1997 Purchase Plan is annexed hereto as Appendix B. On February 19, 2002, the Board of Directors of the Corporation approved the amendment of the 1997 Purchase Plan, subject to shareholder approval.

     The 1997 Purchase Plan is intended to provide an incentive to, and to encourage stock ownership by, all eligible employees of the Corporation and participating subsidiaries so that they may share in the growth of the Corporation by acquiring or increasing their proprietary interest in the Corporation. The 1997 Purchase Plan is designed to encourage eligible employees to remain in the employ of the Corporation. Under the 1997 Purchase Plan, payroll deductions are used to purchase the Corporation's Common Stock for eligible, participating employees through the exercise of stock options.

     The 1997 Purchase Plan initially authorized the issuance of 250,000 shares, which number was subsequently adjusted for stock splits implemented by the Corporation. As of December 31, 2001, the Corporation had only 187,939 shares available to be issued under the 1997 Purchase Plan. At its current rate of issuance, the Corporation will exhaust the number of authorized shares that can be issued under the 1997 Purchase Plan during 2002. The Board of Directors believes that it is in the best interest of the Corporation and its shareholders that there be sufficient authorized shares under the 1997 Purchase Plan to encourage eligible employees to own stock in and to continue to remain in the employ of the Corporation.

     It is intended that the 1997 Purchase Plan will be administered by the Compensation/Stock Option Committee of the Board of Directors of the Corporation. The Compensation/Stock Option Committee, subject to the provisions of the 1997 Purchase Plan, has the power to construe the 1997 Purchase Plan, to determine all questions thereunder, and to adopt and amend such rules and regulations for administration of the 1997 Purchase Plan as it may deem appropriate. The Compensation/Stock Option Committee or the Board of Directors may, from time to time, adopt amendments to the 1997 Purchase Plan provided that, without the approval of the Corporation's shareholders, no amendment may increase the number of shares that may be issued under the 1997 Purchase Plan or change the class of the employees eligible to receive options under the 1997 Purchase Plan, or cause Rule 16b-3 under the Securities Exchange Act of 1934 to be inapplicable to the 1997 Purchase Plan.

     The 1997 Purchase Plan may be terminated at any time by the Corporation's Board of Directors but such termination will not affect options then outstanding under the 1997 Purchase Plan. If at any time shares of Common Stock reserved for the purposes of the 1997 Purchase Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares will be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock, and the 1997 Purchase Plan will terminate. Upon termination of the 1997 Purchase Plan, all payroll deductions not used to purchase Common Stock will be refunded to 1997 Purchase Plan participants without interest.

     The 1997 Purchase Plan as amended authorizes the issuance of up to 4,898,438 shares of Common Stock pursuant to the exercise of non-transferable options granted to participating employees. The Common Stock subject to the options under the 1997 Purchase Plan includes shares of the Corporation's authorized but unissued Common Stock, shares of Common Stock reacquired by the Corporation, and shares of Common Stock purchased in the open market. Option holders are generally protected against dilution in the event of certain capital changes such as a recapitalization, stock split, merger, consolidation, reorganization, combination, liquidation, stock dividend or similar transactions.

     An employee electing to participate in the 1997 Purchase Plan must authorize an amount (a whole percentage not less than 2% nor more than 10% of the employee's base compensation) to be deducted by the Corporation from the employee's pay and applied toward the purchase of Common Stock under the 1997 Purchase Plan. Deductions under the 1997 Purchase Plan generally may not be increased and may not be decreased more than once during the six month periods commencing on the first day of January or the first day of July in each year (the "Payment Period"). On the first business day of each Payment Period, the Corporation will grant to each 1997 Purchase Plan participant an option to purchase shares of Common Stock of the Corporation. On the last day of the Payment Period, the employee will be deemed to have exercised this option, at the option price to the extent of such employee's accumulated payroll deduction, on the condition that the employee remains eligible to participate in the 1997 Purchase Plan throughout the Payment Period. In no event, however, may the employee exercise an option granted under the 1997 Purchase Plan for more than 2,500 shares during a Payment Period. If the amount of the accumulated payroll deductions exceeds the aggregate purchase price of 2,500 shares, the excess deductions will be promptly refunded to the employee without interest. Furthermore, no employee may be granted an option which permits the employee's right to purchase shares of Common Stock under the 1997 Purchase Plan and all other Section 423 plans of the Corporation and any subsidiary corporations, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined on the respective date(s) of grant) for each calendar year in which the option is outstanding. Any excess accumulation of payroll deductions will be promptly refunded to the employee without interest. Under the terms of the 1997 Purchase Plan, the option price is an amount equal to the lesser of (i) 85% of the fair market value of the Common Stock on the first business day of the Payment Period, or (ii) 85% of the fair market value of the Common Stock on the last business day of the Payment Period. The Corporation will accumulate and hold for the employee's account the amounts deducted from his pay. No interest will be paid on these amounts.

     An employee may enter the 1997 Purchase Plan by delivering to the Corporation, at least 30 days before the beginning date of the next succeeding Payment Period, an authorization stating the initial percentage to be deducted from the employee's pay and authorizing the purchase of shares of Common Stock for the Employee in each Payment Period in accordance with the terms of the 1997 Purchase Plan. Unless an employee files a new authorization or withdraws from the 1997 Purchase Plan, the deductions and purchases under the authorization the employee has on file under the 1997 Purchase Plan will continue from the initial Payment Period to succeeding Payment Periods as long as the 1997 Purchase Plan remains in effect. Deductions may be increased or decreased during a Payment Period, as set forth above. An employee may withdraw from the 1997 Purchase Plan, in whole but not in part, at any time prior to the last business day of each Payment Period by delivering a withdrawal notice to the Corporation in which event the Corporation will refund the entire balance of the employee's deductions not previously used to purchase stock under the 1997 Purchase Plan.

     Employees of the Corporation and participating subsidiaries (A) who have completed more than 90 days of employment with the Corporation or any of its subsidiaries on or before the first day of any Payment Period, and (B) whose customary employment is not less than 20 hours per week and more than 5 months per calendar year are able to participate in the 1997 Purchase Plan. An employee may not be granted an option under the 1997 Purchase Plan if after the granting of the option such employee would be treated as owning 5% or more of the total combined voting power or value of all classes of stock of the Corporation or its subsidiaries. Directors who are not employees of the Corporation may not participate in the 1997 Purchase Plan.

     If an employee is not a participant in the 1997 Purchase Plan on the last day of the Payment Period, the employee generally is not entitled to exercise his option. An employee's rights under the 1997 Purchase Plan generally terminate upon his voluntary withdrawal from the 1997 Purchase Plan at any time, or when he ceases employment because of retirement, resignation, discharge, death, change of status or any other reason.

     An employee's rights under the 1997 Purchase Plan are the employee's alone and may not be transferred to, assigned to, or availed of by, any other person. Any option granted to an employee may be exercised, during the employee's lifetime, only by the employee. Employees are required to retain any shares acquired upon the exercise of any options under the 1997 Purchase Plan for a six month period after the exercise thereof.

     The proceeds received by the Corporation, if any, from the sale of Common Stock pursuant to the 1997 Purchase Plan will be used for general corporate purposes. The Corporation's obligation to deliver shares of Common Stock is subject to the approval of any governmental authority required in connection with the sale or issuance of such shares.

     The following general rules are currently applicable for United States federal income tax purposes to employees who receive grants of options for Common Stock and purchase shares of Common Stock pursuant to the 1997 Purchase
Plan:

1. The amounts deducted from an employee's pay under the 1997 Purchase Plan will be included in the employee's compensation subject to federal income tax. Subject to certain requirements no additional income will be recognized by the employee either at the time the options are granted pursuant to the 1997 Purchase Plan or at the time the employee purchases shares of Common Stock pursuant to the 1997 Purchase Plan.

2. If the employee disposes of shares of Common Stock more than two years after the first business day of the Payment Period in which the employee acquired the shares, then upon such disposition the employee will recognize ordinary compensation in an amount equal to the lesser of:

   (a) the excess, if any, of the fair market value of the shares on the date of disposition over the amount the employee paid for the shares, or

   (b) the excess of the fair market value of the shares on the first business day of the Payment Period over the option price determined as if the option was exercised on the first business day of the Payment Period.

   In addition, the employee generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the employee's basis in the shares (i.e., the amount the employee paid for the shares plus the amount, if any, taxed as ordinary compensation income). If the employee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

3. If the employee disposes of shares of Common Stock within two years after the first business day of the Payment Period in which the employee acquired the shares, then upon disposition the employee will recognize ordinary compensation in an amount equal to the excess of the fair market value of the shares on the last business day of the applicable Payment Period over the amount the employee paid for the shares.

   In addition, the employee generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the employee's basis in the shares (i.e., the amount the employee paid for the shares plus the amount, if any, taxed to the employee as ordinary compensation income). If the employee's holding period for the shares is more than one year, such gain or loss will be a long-term capital gain or loss.

4. If the two-year holding period is satisfied, the Corporation will not receive any deduction for federal income tax purposes with respect to the options or the shares of Common Stock issued upon their exercise. If the two-year holding period is not satisfied, the Corporation generally will be entitled to a deduction in an amount equal to the amount which is considered ordinary compensation income to the employee, subject to general limitations on the deductibility of compensation.

     Approval of the amendment to the 1997 Purchase Plan will require an affirmative vote of a majority of the outstanding shares of Common Stock of the Corporation represented in person or by proxy at the Annual Meeting and entitled to vote. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE 1997 EMPLOYEE STOCK PURCHASE PLAN.


            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of Symbol hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with Symbol's management.

2. The Audit Committee has discussed with Deloitte & Touche LLP the Corporation's independent accountants, the matters required to be discussed by SAS 61 (Communication with Audit Committee).

3. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP, required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), has discussed with Deloitte & Touche LLP their independence, and considered whether the provision of non-audit services is compatible with maintaining Deloitte & Touche LLP's independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of Symbol, and the Board has approved, that the audited financial statements be included in Symbol's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Harvey Mallement (Chair)
Dr. George Bugliarello
Dr. Leo A. Guthart

     Notwithstanding anything to the contrary set forth in any of the Corporation's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or in part, the foregoing report shall not be deemed to be incorporated by reference into any such filing.

AUDIT AND NON-AUDIT FEES

     For the fiscal year ended December 31, 2001, aggregate fees billed to the company for services provided by the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") were as follows:

                                                   (DOLLARS)
  A. Audit Fees                                     919,361
  B. Financial Information Systems                   - 0 -
  Design And Implementation Fees
  C. All Other Fees including Audit Related
  Fees of $588,043*                                2,894,928

----------
* Audit related services included fees for employee benefit plan audits, due diligence and related services on acquisitions and accounting consultations. All other fees related to non-audit services included fees for tax consultations, tax preparations and other consultations.


            APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP, independent certified public accountants, were selected by the Board of Directors to audit the financial statements of Symbol for the fiscal year ended December 31, 2001. The Board of Directors and Audit Committee have recommended that they be retained to audit the financial statements of Symbol for the current fiscal year. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders. They will have an opportunity to make a statement at the meeting and will be available to respond to appropriate questions raised orally by shareholders. If shareholders do not ratify the appointment of Deloitte & Touche LLP as Symbol's independent accountants for the current year, the Audit Committee and the Board of Directors will reconsider the appointment. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RETAIN DELOITTE & TOUCHE LLP TO AUDIT THE FINANCIAL STATEMENTS OF SYMBOL FOR FISCAL 2002.

     It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope or provide your instructions by telephone or via the Internet as promptly as possible.


                                          By Order of the Board of Directors


                                              Leonard H. Goldner
                                              Secretary


Dated: March 12, 2002
Holtsville, New York

                                                                      APPENDIX A


                            SYMBOL TECHNOLOGIES, INC.
                        2002 DIRECTORS' STOCK OPTION PLAN

     1. PURPOSE. The purpose of the Symbol Technologies, Inc. 2002 Directors' Stock Option Plan (the "Plan") is to advance the interests of Symbol Technologies, Inc. (the "Company") and its shareholders by encouraging increased share ownership by members of the Board of Directors of the Company (the "Board") who are not employees of the Company or any of its subsidiaries, in order to promote long-term shareholder value through continuing ownership of the Company's Common Stock.

     2. ADMINISTRATION. The Plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of nonqualified stock options made under the Plan ("Options"). The Board shall, subject to the provisions of the Plan, grant Options under the Plan and shall have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decisions of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board may act only by a majority of its members in office, except that the members thereof may authorize the Secretary or any other executive officer of the Company to execute and deliver documents on behalf of the Board. No member of the Board shall be liable for anything done or omitted to be done by him or by any other member of the Board in connection with the Plan, except for his own willful misconduct or as expressly provided by statute.

     3. PARTICIPATION. Each member of the Board who is not employed by the Company or any of its subsidiaries on a full-time basis(a "Non-Employee Director') shall be eligible to receive an Option in accordance with Paragraph 5 below. As used herein, the term "subsidiary" means any corporation at least fifty percent (50%) of whose outstanding voting stock is owned, directly or indirectly, by the Company.

     4. AWARDS UNDER THE PLAN. (A) Type of Awards. Awards under the Plan shall include only Options, which are rights to purchase shares of common stock of the Company having a par value of $.01 per share (the "Common Stock"). Such Options are subject to the terms, conditions and restrictions specified in Paragraph 5 below.

     (B) Maximum Number of Shares That May Be Issued. There may be issued under the Plan pursuant to the exercise of Options an aggregate of not more than 1,000,000 shares of Common Stock subject to adjustment as provided in Paragraph 6 below. Such shares may be reserved or made available from the Corporation's authorized and reissued Common Stock or from Common Stock reacquired and held in the Company's treasury. If any Option is cancelled, terminates or expires unexercised, in whole or in part, any shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance under new Options.

     (C) Rights with Respect to Shares. A Non-Employee Director to whom an Option is granted (and any person succeeding to such a Non-Employee Director's rights pursuant to the Plan) shall have no rights as a shareholder with respect to any shares of Common Stock issuable pursuant to any such Option until receipt by the Company of the payment referred to in subparagraph 5(c)(iv) below. Except as provided in Paragraph 7 below, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date of receipt of such payment.

     5. OPTION PRICE AND TERMS. Each Option granted under the Plan shall be evidenced by an agreement in such form as the Board shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions:

     (a) The Option exercise price shall be the fair market value of the Common Stock subject to such Option on the date the Option is granted, which shall be the closing price on the date of grant as reported on the New York Stock Exchange Composite Transactions Tape, or if no shares of Common Stock were traded on that date, on the last preceding date on which the Common Stock was traded.

     (b) Each year beginning in 2002, each Non-Employee Director who has been a director of the Company for at least eleven (11) months shall, upon his re-election at the annual meeting of shareholders, automatically be granted an Option to purchase 20,000 shares of Common Stock.

     (c) Options shall not be exercisable:

         (i) before the expiration of one year from the date of grant, and

         (ii) after the expiration of ten years from the date of grant, and

         (iii) may be exercised during such period as follows: ten percent (10%) of the total number of shares of Common Stock covered by an Option shall become exercisable on the first anniversary of the date it is granted; fifteen percent (15%) of the total number of Shares of Common Stock covered by an Option shall become exercisable every six (6) months thereafter.

         (iv) unless payment in full is made for the shares of Common Stock being acquired at the time of exercise; such payment shall be made:

              (A) if such person shall cease to be such a Non-Employee Director for reasons other than death, while holding an Option that has not expired and has not been fully exercised, such person, at any time within ninety (90) days of the date he ceased to be such a Non-Employee Director (but in no event after the Option has expired under the provisions of subparagraph 5(c)(ii) above), may exercise the Option with respect to any shares of Common Stock as to which he could have exercised the Option on the date he ceased to be a Non-Employee Director; or

              (B) if any person to whom an Option has been granted shall die holding an Option that has not expired and has not been fully exercised, his executors, administrators, heirs or distributees, or a transferee as provided in subparagraph 6(b) hereof, as the case may be, may, at any time within one (1) year after the date of such date (but in no event after the Option has expired under the provisions of sub-paragraph 5(c)(ii) above), exercise the Option with respect to any shares of Common Stock as to which the decedent could have exercised the Option at the time of his death.

     6. TRANSFERABILITY OF OPTIONS

     (a) Subject to the provisions of subparagraph 6 (b) hereof, options shall not be transferable by the optionee other than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by him (or by his duly appointed guardian or conservator).

     (b) The Board may, in its discretion, authorize the transfer of all or a portion of any options granted hereunder on terms which permit the transfer by the optionee to (i)the spouse, children or grandchildren of the optionee (the "Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of the Immediate Family Members; or (iii) a partnership in which the Immediate Family Members and/or the optionee are the only partners, provided that(A) the optionee shall receive the approval of the Board prior to such transfer, and such transfer must be limited to the person or entities listed in this sub-paragraph 6 (b), and (B) subsequent transfers of such transferred options shall be prohibited except in accordance with this paragraph 6. Following any such transfer, such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer, provided that for purposes of this plan, the term optionee shall be deemed to refer to the transferor. In the event of the termination of the employment of the transferor, the provisions provided herein shall continue to be applicable to the options and shall limit the ability of the transferee to exercise any such transferred options the same extent they would have limited the optionee.

     7. DILUTION AND OTHER ADJUSTMENTS. In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, split-up, split-off, recapitalization, merger, consolidation, rights offering, reorganization combination or exchange of shares, a sale by the Company of all or virtually all of its assets, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual events, the number or kind of shares that may be issued under the Plan pursuant to subparagraph 4(b) above, and the number or kind of Common Stock subject to, and the

Option price per share under all then outstanding Options shall be automatically adjusted so that the proportionate interest of the participant shall be maintained as before the occurrence of such event. Any fractional share resulting from adjustments pursuant to this paragraph shall be eliminated from any then outstanding Option. Adjustments under this paragraph shall be made by the Board, whose determination thereof shall be conclusive and binding.

     8. MISCELLANEOUS PROVISIONS

     (a) Except as expressly provided for in the Plan, no person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be retained in the service of the Company or to continue to serve as a director of the Company.

     (b) An optionee's rights and interest under the Plan may not be assigned or transferred (except as provided in subparagraph 6(b)), hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a participant's death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any optionee in the Plan shall be subject to any obligation or liability of such participant.

     (c) No Common Stock shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign securities, securities exchange and other applicable laws and requirements.

     (d) It shall be a condition to the obligation of the Company to issue Common Stock upon exercise of an Option, that the optionee (or any beneficiary or person entitled to act under subparagraph 5(c)(iv)(B) above) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue any shares of Common Stock and all rights under the Option shall become null and void.

     (e) The expenses of the Plan shall be borne by the Company.

     (f) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares of Common Stock upon exercise of any Option under the Plan, and rights to the issuance of Common Stock upon exercise of Options shall be subordinate to the claims of the Company's general creditors.

     (g) By accepting any Option or other benefit under the Plan, each optionee and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Board.

     (h) The masculine pronoun means the feminine and the singular means the plural in the Plan, wherever appropriate.

     9. AMENDMENT OR DISCONTINUANCE. The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable; provided, however, that no amendment shall become effective without shareholder approval if such shareholder approval is required by law, rule or regulation, and provided further, to the extent required by Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934, in effect from time to time, Plan provisions relating to the amount, price and timing of Options shall not be amended more than once every six months, except that the foregoing shall not preclude any amendment to comport with changes in the Internal Revenue Code of 1986, the Employee Retirement Income Security Act of 1974 or the rules thereunder in effect from time to time. No amendment of the Plan shall materially and adversely affect any right of any participant with respect to any Option theretofore granted without such participant's written consent.

     10. GENERAL RESTRICTIONS.

     (a) No Option granted hereunder shall be exercisable if the Company shall, at any time and in its sole discretion, determine that (i) the listing upon any securities exchange, registration or qualification under any state or federal law of any Shares otherwise deliverable upon such exercise, or (ii) the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities, is necessary or appropriate in connection with such exercise. In any of such events, the exercisability of such Options shall be suspended and shall be not effective unless and until such withholding, listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any Option or any portion of an Option during the period when exercisability has been suspended.

     (b) The Board may require, as a condition to the right to exercise an Option, that the Company receive from the optionee, at the time of any such exercise, representations, warranties and agreements to the effect that the Common Stock is being purchased by the optionee without any present intention to sell or otherwise distribute such Common Stock in violation of the Securities Act of 1933 (the "1933 Act") and that the optionee will not dispose of such Common Stock in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the 1933 Act and the rules and regulations thereunder and any applicable "blue sky" laws or regulations. The certificates issued to evidence such shares of Common Stock shall bear the appropriate legends summarizing such restrictions on the disposition thereof.

     11. SHAREHOLDER APPROVAL AND ADOPTION. The Plan shall be submitted to the shareholders of the Company for approval in accordance with the applicable provisions of the General Corporate Law of the State of Delaware as promptly as practicable and in any event by September 30, 2002. Any Options granted hereunder prior to such shareholder approval shall not be exercisable unless and until such approval is obtained. If such approval is not obtained by September 30, 2002, the Plan and any Options granted hereunder shall be terminated.

     12. TERMINATION. Unless the Plan shall theretofore have been terminated in accordance with Paragraph 11 above, the Plan shall terminate on February 18, 2012 and no Options under the Plan shall thereafter be granted, provided, however, the Board at any time may, in its sole discretion, terminate the Plan prior to the foregoing date. No termination of the Plan shall without the consent of the holder of any existing Option, materially and adversely affect his rights under such Option.

                                                                     APPENDIX B


       TEXT OF PROPOSED AMENDMENT TO THE 1997 EMPLOYEE STOCK PURCHASE PLAN

     Article 4 of the 1997 Employee Stock Purchase Plan is proposed to be amended. All other terms and conditions of the 1997 Employee Stock Purchase Plan will remain unchanged. If the proposed amendment is approved by the stockholders, Article 4 will be as follows:


ARTICLE 4--STOCK SUBJECT TO THE PLAN

     The stock subject to the options under the Plan shall be authorized but unissued Common Stock or treasury shares or shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 4,898,438, subject to adjustment as provided in Article 13. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available under the Plan.

                         VOTE BY TELEPHONE AND INTERNET
                          24 HOURS A DAY, 7 DAYS A WEEK

      TELEPHONE                                        INTERNET                                  MAIL
      1-866-814-2810                       https://www.proxyvotenow.com/sbl
                                           --------------------------------
-----------------------------------------------------------------------------------------------------------------
Use any touch-tone telephone to vote       Use the Internet to vote your proxy.    Mark, sign and date your proxy
your proxy.  Have your proxy card in       Have your proxy card in hand when you   card and return it in the
hand when you call.  You will be           access the website.  You will be        postage-paid envelope we have
prompted to enter your control number,     prompted to enter your control          provided
located in the box below, and then         number, located in the box below, to
follow the simple directions.              create an electronic ballot.
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------


Your telephone or Internet vote authorizes the named              If you have submitted your proxy by
proxies to vote your shares in the same manner as if you          telephone or the Internet there is no
marked, signed and returned the proxy card.                       need for you to mail back your proxy.

                                                                  CONTROL NUMBER FOR
CALL TOLL-FREE TO VOTE                                            TELEPHONE OR INTERNET VOTING


1-866-814-2810

                                      DETACH PROXY CARD HERE IF YOU ARE NOT
                                        VOTING BY TELEPHONE OR INTERNET
================================================================================================================
1. Election of Directors       FOR all nominees  [ ]    WITHHOLD AUTHORITY to   [ ]             EXCEPTIONS*  [ ]
                               listed below             vote for all nominees
                                                        listed below

   Nominees:   01 - Jerome Swartz, 02 - Harvey P. Mallement, 03 - Raymond R. Martino, 04 - George Bugliarello,
               05  - Leo A. Guthart and  06 - James Simons

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE
THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions:
             ---------------------------------------------------------------------------------------------------

2.  To approve adoption of the
    2002 Directors' Stock Option Plan.       FOR [ ]   AGAINST [ ]   ABSTAIN [ ]

3.   To approve an amendment to the 1997 Employee Stock Purchase Plan.    FOR  [ ]    AGAINST  [ ]    ABSTAIN  [ ]

4.   To ratify the appointment of Deloitte & Touche LLP, independent      FOR  [ ]    AGAINST  [ ]    ABSTAIN  [ ]
     certified public accountants, as auditors for fiscal year 2002.

5.   In their discretion, upon any other business which may properly      FOR  [ ]    AGAINST  [ ]    ABSTAIN  [ ]
     come before the meeting or any adjournment thereof.

                            Address Change and/or Comments Mark Here

                   Please sign exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign. Joint owners must each sign.
                   Dated:                                                 2002
                          ------------------------------------------------

                   -----------------------------------------------------------
                                            Signature(s)
                   -----------------------------------------------------------
                                            Signature(s)

                       VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK [ ]


(PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.)

                            SYMBOL TECHNOLOGIES, INC.

                          PROXY/VOTING INSTRUCTION CARD


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          OF SYMBOL TECHNOLOGIES, INC.
             FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 6, 2002.

The undersigned hereby constitutes and appoints JEROME SWARTZ and RICHARD BRAVMAN, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all of the shares of Symbol Technologies, Inc. Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 6, 2002, and at any adjournment or postponement thereof, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR proposals 1, 2, 3 and 4. The undersigned acknowledges receipt of the accompanying Proxy Statement dated March 12, 2002.


Comments / Address Change
                          --------------------


----------------------------------------------
                                                       SYMBOL TECHNOLOGIES, INC.

----------------------------------------------
                                                       P.O. Box 11095
                                                       NEW YORK, N.Y. 10203-0095
----------------------------------------------
If you have written in the above space, please mark the Comments notification box on the reverse side


          (Continued, and to be signed and dated on the reverse side.)